                             SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     AEGON/TRANSAMERICA FUND ADVISERS, INC.
                                       AND
                         T. ROWE PRICE ASSOCIATES, INC.

            SUB-ADVISORY AGREEMENT, made as of June 15, 2004, between AEGON/Transamerica Fund Advisers, Inc. ("Investment Adviser"), a corporation organized and existing under the laws of the State of Florida and T. Rowe Price Associates, Inc. ("Sub-Adviser"), a corporation organized and existing under the laws of the State of Maryland.

            WHEREAS, the Investment Adviser acts as an investment adviser to Transamerica IDEX Mutual Funds ("Transamerica IDEX"), a Massachusetts business trust which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), pursuant to an investment advisory agreement dated June 15, 2004 (the "Advisory Agreement");

            WHEREAS, Transamerica IDEX is authorized to issue shares of TA IDEX
T. Rowe Price Equity Income (the "Fund"), a separate series of Transamerica
IDEX;

            WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

            WHEREAS, the Investment Adviser desires to retain the Sub-Adviser as sub-adviser to furnish certain investment advisory services to the Investment Adviser with respect to the Fund and the Sub-Adviser is willing to furnish such services.

            NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

            1. APPOINTMENT.

            Investment Adviser hereby appoints the Sub-Adviser as its investment sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

            2. DUTIES OF THE SUB-ADVISER.

                        A. Investment Sub-Advisory Services. Subject to the supervision of the Transamerica IDEX Board of Trustees ("Board") and the Investment Adviser, the Sub-Adviser shall act as the investment sub-adviser and shall supervise and direct the investments of the Fund in accordance with the Fund's investment objective, policies, and restrictions as provided in the Transamerica IDEX Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as directed by the appropriate officers of the Investment Adviser or Transamerica IDEX by notice in writing to the Sub-Adviser. The Sub-Adviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund's investment objective, policies, and restrictions. In furtherance of this duty, the Sub-Adviser, on behalf of the Fund, is authorized, in its discretion and without prior consultation with the Fund or the Investment Adviser, to:

                  (1) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds and other securities or assets;

                  (2) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select; and

                  (3) undertake to do anything incidental to the foregoing to facilitate the performance of the Sub-Adviser's obligations hereunder, including voting or exercising any consent rights with respect to such securities or investments, provided the custodian for the Fund has furnished such proxy materials and other items in a timely fashion to Sub-Advisor to enable it to vote or exercise any consent rights.

                        B. Additional Duties of Sub-Adviser. In addition to the above, Sub-Adviser shall:

                  (1) furnish continuous investment information, advice and recommendations to Transamerica IDEX as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time;

                  (2) cause its officers to attend meetings of Transamerica IDEX and furnish oral or written reports, as Transamerica IDEX may reasonably require, in order to keep Transamerica IDEX and its officers and Board fully informed as to the condition of the investment securities of the Fund, the investment recommendations of the Sub-Adviser, and the investment considerations which have given rise to those recommendations; and

                  (3) furnish such statistical and analytical information and reports as may reasonably be required by Transamerica IDEX from time to time.

            The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a series that is under common control with the Fund concerning transactions in securities and other assets of the Fund, except as permitted by the policies and procedures of the Fund.

                        C. Further Duties of Sub-Adviser. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Transamerica IDEX Restatement of Declaration of Trust and By-Laws, as each may be amended or supplemented, and currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board and the Investment Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations.

            3. COMPENSATION.

            For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall receive monthly an investment management fee as specified in Schedule A of this Agreement. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the pro-ration which such period bears to the full month in which such effectiveness or termination occurs. The Investment Adviser will provide a worksheet with the monthly payment showing the calculation of the Sub-Adviser's investment management fee.

            In the event the Fund is subject to an expense limitation, and such limitation requires the deferral of any advisory fees due the Investment Adviser, then the sub-advisory fee due Sub-Adviser under this Section shall also be deferred in the same proportion that the fee otherwise due Sub-Adviser bears to the advisory fee otherwise due Investment Adviser. With respect to the Sub-Adviser's obligation to reimburse the Fund for the Sub-Adviser's pro rata share of the expenses in excess of the Fund's expense limitation, the total amount to be reimbursed or waived by the Sub-Adviser shall not be greater than the amount of sub-advisory fees the Sub-Adviser would have received under the fee schedule. Furthermore, to the extent the Investment Adviser recaptures or is reimbursed any portion of its advisory fee in future periods, then the Investment Adviser shall pay Sub-Adviser a portion of such recaptured or reimbursed fee in the proportion that the sub-advisory fee otherwise due Sub-Adviser bears to the management fee otherwise due the Investment Adviser. If at the end of five (5) years from the date of the Fund's inception, the Sub-Adviser has not recaptured or been reimbursed in full for the deferred sub-advisory fee otherwise owed to it under this Section, the Investment Adviser shall pay Sub-Adviser all such fees notwithstanding the Investment Adviser's agreement with respect to the deferral of its investment management fees. The obligation of the Investment Adviser to pay any such deferred fee to Sub-Adviser shall survive termination of this Agreement and all deferred fees shall be paid promptly to Sub-Adviser in such case. Upon the expiration of five years from the date of this Agreement, the Investment Adviser shall pay to the Sub-Adviser all deferred fees.

            4. DUTIES OF THE INVESTMENT ADVISER.

                        A. The Investment Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement. Notwithstanding the Advisory Agreement, the Sub-Adviser has the authority to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds and other securities or assets on behalf of the Fund.

                        B. The Investment Adviser has furnished the Sub-Adviser with copies of each of the following documents and will furnish to the Sub-Adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

                        (1) The Transamerica IDEX Restatement of Declaration of Trust, as filed with the State of Massachusetts, as in effect on the date hereof and as amended from time to time ("Trust");

                        (2) The By-Laws of Transamerica IDEX as in effect on the date hereof and as amended from time to time ("By-Laws");

                        (3) Certified resolutions of the Board of Transamerica IDEX authorizing the appointment of the Investment Adviser and the Sub-Adviser and approving the form of the Advisory Agreement and this Agreement;

                        (4) The Transamerica IDEX Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Fund and its shares and all amendments thereto ("Registration Statement");

                        (5) The Transamerica IDEX Prospectus (as defined above);

                        (6) A certified copy of any publicly available financial statement or report prepared for Transamerica IDEX by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

            The Investment Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

                        C. During the term of this Agreement, the Investment Adviser shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Fund, the Sub-Adviser or investment companies or other advisory accounts advised or sponsored by the Sub-Adviser or investment companies or other advisory accounts advised or sponsored by the Sub-Adviser in any way, prior to the use thereof, and the Investment Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing fifteen business days (or such other time as may be mutually agreed) after receipt thereof.

            5. BROKERAGE.

                        A. The Sub-Adviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices (best price and execution); provided that, on behalf of the Fund, the Sub-Adviser may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Sub-Adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rule and regulations thereunder.

                        B. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund, as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

                        C. In addition to the foregoing, the Sub-Adviser agrees that orders with broker-dealers for the purchase or sale of portfolio securities by the Fund shall be placed in accordance with the standards set forth in the Advisory Agreement.

            6. OWNERSHIP OF RECORDS.

            The Sub-Adviser shall maintain all books and records required to be maintained by the Sub-Adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of Transamerica IDEX. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees: (i) that all records that it maintains for the Fund are the property of Transamerica IDEX, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act and (iii) agrees to surrender promptly to Transamerica IDEX any records that it maintains for the Fund upon request by Transamerica IDEX; provided, however, the Sub-Adviser may retain copies of such records.

            7. REPORTS.

            The Sub-Adviser shall furnish to the Board or the Investment Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub-Adviser and the Board or the Investment Adviser, as appropriate, may mutually agree upon from time to time.

            8. SERVICES TO OTHER CLIENTS.

            Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Sub-Adviser, who may also be a director, officer, or employee of Transamerica IDEX, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

            9. SUB-ADVISER'S USE OF THE SERVICES OF OTHERS.

            The Sub-Adviser may (at its cost except as contemplated by Section 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of obtaining such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Sub-Adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Sub-Adviser, as appropriate, or in the discharge of Sub-Adviser's overall responsibilities with respect to the other accounts that it serves as investment manager or counselor, provided that the Sub-Adviser shall at all times retain responsibility for making investment recommendations with respect to the Fund.

            10. LIMITATION OF LIABILITY OF THE SUB-ADVISER.

            Neither the Sub-Adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for Transamerica IDEX or the Fund (at the direction or request of the Sub-Adviser) or the Sub-Adviser in connection with the Sub-Adviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of fact or mistake of law contained in any report or date provided by the Sub-Adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of Transamerica IDEX or the Fund or from reckless disregard by the Sub-Adviser or any such person of the duties of the Sub-Adviser pursuant to this Agreement.

            11. REPRESENTATIONS OF SUB-ADVISER.

            The Sub-Adviser represents, warrants, and agrees as follows:

                        A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 (a) of the 1940 Act or otherwise.

                        B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Investment Adviser and Transamerica IDEX with a copy of such code of ethics, together with evidence of its adoption.

                        C. The Sub-Adviser has provided the Investment Adviser and Transamerica IDEX with a copy of its Form ADV as most recently filed with the SEC and will, within a reasonable time after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Investment Adviser in connection with its annual contract renewal.

            12. TERM OF AGREEMENT.

            This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting of the Board called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding voting securities. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually
(a) by either the Board, or by vote of a majority of the outstanding voting securities of the Fund; and (b) in either event, by the vote, cast in person at a meeting of the Board called for the purpose of voting on such approval, of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party. The Sub-Adviser shall furnish to Transamerica IDEX, promptly upon its request such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

            13. NOTICES.

            Any notice shall be sufficiently given when sent by certified U.S. mail, national expenses deliver service, or facsimile to the parties at the address below:

            If to Transamerica IDEX:

                        Transamerica IDEX Mutual Funds
                        570 Carillon Parkway
                        St. Petersburg, FL 33716
                        Attn: John K. Carter
                        Telephone: (727) 299-1824
                        Fax: (727) 299-1641

            If to the Investment Adviser:

                        AEGON/Transamerica Fund Advisers, Inc.
                        570 Carillon Parkway
                        St. Petersburg, FL 33716
                        Attn: John K. Carter
                        Telephone: (727) 299-1824
                        Fax: (727) 299-1641

            If to the Sub-Adviser:

                        T. Rowe Price Associates, Inc.
                        100 East Pratt Street
                        Baltimore, MD 21202
                        Attn: Henry H. Hopkins, Chief Legal Counsel
                        Telephone: (410) 345-6640
                        Fax: (410) 345-6575

            14. TERMINATION OF AGREEMENT.

            Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund, or per the terms of the exemptive order - Release No. 23379 - under Section 6(c) of the Act from
Section 15(a) and Rule 18f-2 under the Act, on at least 60 days' prior written notice to the Sub-Adviser. This Agreement may also be terminated by the Investment Adviser: (i) on at least 60 days' prior written notice to the Sub-Adviser, without the payment of any penalty; or (ii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement. The Sub-Adviser may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days' prior notice to the Investment Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

            15. AMENDMENT OF AGREEMENT.

            No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund's outstanding voting securities, unless otherwise permitted in accordance with the 1940 Act.

            16. MISCELLANEOUS.

                        A. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

                        B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                        C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

                        D. Interpretation. Nothing herein contained shall be deemed to require Transamerica IDEX to take any action contrary to its Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of Transamerica IDEX.

                        E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order, unless the Investment Adviser and the Sub-Adviser agree to the contrary.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

                FUND                                          SUB-ADVISER COMPENSATION
---------------------------------------------------------------------------------------------------
                                                 0.40% of the Fund's average daily net assets up to
TA IDEX T. ROWE PRICE EQUITY INCOME              $500 million; 0.35% of the Fund's average daily net
                                                              assets over $500 million